For Immediate Release

News Release

Republic Companies Group, Inc. Announces Net Income for the Third Quarter and Year-To-Date 2005

Dallas, Texas - November 3, 2005 - (NASDAQ:RUTX) Republic Companies Group, Inc. ("Republic") today reported revenues of $68.5 million and net income of $4.3 million for the quarter ended September 30, 2005. Shareholders' equity was $160.8 million, and the statutory surplus of our principal insurance subsidiary was $162.6 million as of September 30, 2005.

Republic's third quarter revenues of $68.5 million represent an increase of 6.3% when compared to the third quarter of 2004. Net income for the third quarter of 2005 was $4.3 million, compared to net income of $5.9 million in the third quarter of 2004. This decline of 27.4% is primarily attributable to the catastrophe losses incurred as a result of Hurricanes Katrina and Rita and the cost of additional catastrophe reinsurance purchased with regard to possible future events in 2005.

Net written premiums reached $73.4 million in the third quarter of 2005, 12.3% higher than in the comparable period in 2004. Net insurance premiums earned of $64.4 million for the third quarter were higher than the $60.8 million for the comparable period in 2004. However, net insurance premiums earned in 2004 were negatively impacted by $3.9 million reflecting the amortization of the purchase accounting fair value adjustment of unearned premium reserves related to the acquisition of the Company in 2003.

Republic's expense ratio for the third quarter 2005 was 37.9% compared to 29.4% for the comparable period in 2004. The expense ratio in 2004 was favorably impacted by $3.9 million, also reflecting the amortization of the purchase accounting fair value adjustment of unearned premium reserves related to the Company's 2003 acquisition. Additionally, the 2004 expense ratio did not include the added expenses associated with being a public company.

The net combined ratio for the third quarter was 96.1%, 7.9 points higher than the net combined ratio of 88.2% in the third quarter of 2004. The effects of Hurricanes Katrina and Rita caused Republic to report a net catastrophe loss ratio of 7.4% in the third quarter 2005, against 0.9% in the third quarter of 2004 that was virtually free of catastrophic weather events. Excluding catastrophe losses, the net loss ratio for the quarter was 50.8% in 2005, down from 57.9% in the comparable quarter of 2004, partially as a result of the benefits from the 2004 reunderwiting efforts in the Independent Agents - Commercial Lines segment and as a result of growth in the profitable low-value dwelling business in our Independent Agents - Personal Lines segment.

Year-to-date through September 30, 2005, revenues grew to $198.2 million from $184.8 million in the comparable period in 2004, an increase of 7.3%. Year-to-date, 2005 net income was $14.6 million, a 5.3% decline from $15.4 million reported for the first nine months of 2004. Substantial improvements in underwriting results (excluding catastrophe losses) and higher investment income were offset by the effects of Hurricanes Katrina and Rita. The year-to-date net combined ratio was 94.6%, 2.3 points higher than the 92.3% reported for the first nine months of 2004.

Parker Rush, President and Chief Executive Officer, commented, "The third quarter was particularly challenging, and we are proud of Republic's response to the devastating effects of two of the largest catastrophes to ever impact our Company, our policyholders and our agents. The financial effects on Republic of Hurricanes Katrina and Rita have been well contained, and our employees and representatives were among the first responders to the needs of our clients.

"Republic and its employees continue to work diligently to assist policyholders and agents in their efforts to rebuild their homes, businesses and lives. Our 102 years of experience in this region has prepared Republic for events of this magnitude. Our ability to manage through catastrophic events and make good on our contractual obligations is a principal reason that agents and policyholders trust our Company in times of need. We, therefore, clinically manage the concentration and mix of our risks in geographic areas that are vulnerable to wind-related catastrophes, and we have implemented a particularly strong program of reinsurance to protect Republic's long-term financial stability. Beyond our basic obligation to fulfill our contractual obligations, Republic and our employees continue to provide other financial and volunteer assistance to our neighbors who have suffered from these events."

Financial Overview and Highlights

Highlights of Republic's condensed consolidated financial information for the third quarter and for the first nine months of 2005 and 2004 are as follows:
Condensed Consolidated Third Quarter and First Nine Months Highlights ($ in millions)	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Gross written premiums	$ 137.6	$ 127.5	$ 375.3	$ 359.7
Net written premiums	73.4	65.4	203.6	183.5
Net insurance premiums earned	64.4	60.8	186.7	174.2
Net investment income	3.0	2.1	8.1	6.1
Total revenues earned	68.5	64.4	198.2	184.8
Net income (loss)	$ 4.3	$ 5.9	$ 14.6	$ 15.4

Net ex-catastrophe loss ratio	50.8%	57.9%	49.5%	58.6%
Net catastrophe loss ratio	7.4%	0.9%	6.5%	4.1%
Net expense ratio	37.9%	29.4%	38.6%	29.6%
Net combined ratio	96.1%	88.2%	94.6%	92.3%

Condensed Consolidated Highlights ($ in millions)	As of September 30, 2005		As of September 30, 2004
Total assets	$ 835.5		$ 720.3
Shareholders' Equity (GAAP)	160.8		160.9
Return on average equity (GAAP)	11.6%		13.0%
Statutory surplus of principal insurance company	$ 162.6		$ 149.0

Contributions by business segment for the third quarter and year-to-date through September 2005 and 2004 can be summarized as follows:
Condensed First Nine Months Highlights by Segment ($ in millions)	Three Months Ended September 30, 2005	Three Months Ended September 30, 2004	Nine Months Ended September 30, 2005	Nine Months Ended September 30, 2004
Gross written Premium
Independent Agents - Personal Lines	$ 38.1	$ 34.6	$ 105.5	$ 100.8
Independent Agents - Commercial Lines	21.5	17.2	62.4	49.0
Program Management	40.0	42.4	101.8	122.0
Insurance Services and Corporate	38.0	33.3	105.6	87.9
Consolidated	$ 137.6	$ 127.5	$ 375.3	$ 359.7

Net Income
Independent Agents - Personal Lines	$ 1.2	$ 4.2	$ 7.9	$ 8.7
Independent Agents - Commercial Lines	(0.7)	(2.1)	(0.2)	(1.9)
Program Management	1.8	2.5	3.5	5.5
Insurance Services and Corporate	2.0	1.3	3.4	3.1
Consolidated	$ 4.3	$ 5.9	$ 14.6	$ 15.4

Net Combined Ratio (GAAP)
Independent Agents - Personal Lines	94.8%	80.1%	89.8%	88.0%
Independent Agents - Commercial Lines	113.6%	130.4%	105.9%	113.3%
Program Management	87.9%	76.4%	94.2%	86.5%
Consolidated	96.1%	88.2%	94.6%	92.3%

Third Quarter Highlights

In the third quarter, gross written premiums in our Independent Agents - Personal Lines Segment were up 10.1% over the third quarter of the prior year. This strong growth was led by our low-value dwelling initiative that more than offset a planned reduction in the highly competitive market for non-standard auto business in Texas. Our Independent Agents - Commercial Lines Segment also produced strong growth and was up 24.5% over the third quarter of 2004. This increase was driven by new business in selected target markets, including our farm and ranch initiative, replacing purposeful non-renewals in certain other classes of business in 2004.

The area in which Republic operates experienced two of the most costly hurricanes in recorded history during the third quarter of 2005. Republic's gross loss and loss adjustment expense before reinsurance from Hurricane Katrina has proved to be well contained and is presently estimated to be approximately $35.0 million (primarily personal property losses). Hurricane Rita, while a less damaging storm overall, was concentrated entirely in areas insured by Republic and passed slowly through most of East Texas and Southwest Louisiana. Republic's gross loss related to Rita is presently estimated to be approximately $31.0 million (primarily personal property but also including some personal auto, commercial auto and commercial property losses). The estimates for both storms were based on the best available data and assumptions regarding coverage, damage and reinsurance, including claims received to date, industry loss estimates, estimates from industry and proprietary models, and contract language, among other factors.

Republic's financial stability is substantially protected from catastrophic events through several excess of loss reinsurance treaties that combine to provide a mix of coverage against various types and combinations of catastrophe losses. These treaties reduced Republic's combined pre-tax retention of net losses related to Hurricanes Katrina and Rita to approximately $5.0 million.

The Company's keystone catastrophe reinsurance treaty provides coverage for two severe events in a single year, each of which is calculated to be a once-in-250 years event. Specifically, this treaty provides reinsurance for up to $55.0 million of losses per event in excess of a $5.0 million retention. The treaty is comprised of four layers of protection: $5.0 million in losses in excess of a $5.0 million retention by Republic; $10.0 million in excess of a $10.0 million loss; $15.0 million in excess of a $20.0 million loss; and, $25.0 million in excess of a $35.0 million loss. A separate catastrophe reinsurance treaty funds coverage for the reinstatement premiums required under the keystone treaty to reinstate coverage against a second severe event.

A third treaty provides coverage against several events in the same year, This aggregate cover provides $5.0 million of coverage after Republic has absorbed $10.0 million of aggregate losses related to several events that each exceed $0.75 million. Participations in all of these treaties are spread among multiple reinsurers, each with an A.M. Best financial strength rating of A- or higher. Other than the base retention of $5.0 million, Republic retains no participations in any layers of these treaties.

In addition to the Company's $5.0 million net retention related to losses from Katrina and Rita, the Company, during the third quarter, purchased additional reinsurance coverage for a possible third and a fourth large catastrophe loss in 2005. The combined cost of these two additional catastrophe covers was $4.1 million.

Net insurance premiums earned in our Independent Agents - Personal Lines segment and our Independent Agents - Commercial Lines segment were reduced in the third quarter by $1.5 million for the remaining portion of reinsurance premiums on the treaty layers impacted by the two hurricanes, and by $0.5 million for the prorated portion of the premiums paid for the third and fourth event covers. The remaining cost of the third and fourth event covers will be recognized in the fourth quarter.

After considering the impact of reinsurance, the third quarter 2005 net catastrophe loss ratio for our Independent Agents - Personal Lines segment was 13.3 points higher than the comparable period in 2004. The net catastrophe loss ratio for our Independent Agents - Commercial lines segment was 0.2 points higher than the comparable period in 2004.

Third quarter gross written premiums for our Program Management Segment were 5.5% lower than in 2004, primarily reflecting the planned run-off of two programs that were terminated by Republic in 2004. Partially offsetting this decline was a new program and increased retention on a long-standing, commercial auto/small casualty program. This segment of our business continued to produce a solid net combined ratio of 87.9% for the third quarter. The third quarter 2004 combined ratio was favorably impacted by a $2.9 million reduction of reserves primarily related to favorable prior period development for the two terminated programs.

Republic's Insurance Services and Corporate Segment produced a 14.3% increase in the quarterly gross written premiums, reflecting increased fees for fronting services provided to national carriers on specialty programs.

Net investment income grew by 41.2% to $3.0 million for the third quarter partially due to the larger investment portfolio coupled with continued increases in interest rates and to lower investment expenses than in 2004 prior to the sale of its real estate investment. Republic anticipates that the majority of the losses associated with Hurricanes Katrina and Rita will be paid during the fourth quarter 2005 and the first quarter 2006. Republic anticipates that the cash flow from reinsurance recoverables, normal operations and normal investment maturities will be adequate to pay such losses without a need to liquidate securities held in its investment portfolio.

Shareholders' equity as of September 30, 2005 was $160.8 million, marginally down from $161.4 million at June 30, 2005. The principal factors offsetting the income earned in the quarter were unrealized losses in the investment portfolio as a result of rising interest rates ($2.6 million) and common stock dividends ($1.7 million) declared in the third quarter.

First Nine Months Highlights

Our Independent Agent - Personal Lines segment performed well in the first nine months of 2005. Gross written premiums of $105.5 million in 2005 were $4.7 million higher than the comparable period in 2004, and net insurance premiums earned of $94.9 million were $2.9 million higher than in 2004. Net insurance premiums earned in 2004 were negatively impacted by $9.5 million reflecting the amortization of the purchase accounting fair value adjustment of unearned premium reserves related to the acquisition of the Company in 2003. The net combined ratio increased modestly to 89.8% from 88.0% in the comparable period in 2004, despite the unusually significant weather-related events. Independent Agents - Commercial Lines also improved in the first nine months of 2005, producing gross written premiums of $62.4 million and improving the net combined ratio 7.4 points to 105.9%.

In Program Management, 2005 year-to-date gross written and net earned premiums were lower as a result of the purposeful termination of two programs in 2004. Net year-to-date income of Insurance Services and Corporate increased 6.1% in 2005 over 2004 to $3.4 million, primarily from fees on increased premium volume related to fronting programs.

2005 Guidance

We believe our focus on underserved segments that fit Republic's strengths continues to provide opportunities for profitable growth and some protection against competitive offerings. In this context, the continued implementation of our business strategy should provide the opportunity for double digit percentage growth in net written premium for 2005. Assuming fourth quarter weather patterns remain broadly consistent with prior years' experience, we anticipate producing a return on average equity that is in the range of 12% to 14% for the full year 2005.

Investors are advised to read the precautionary statement regarding forward-looking information included at the end of this press release.

Supplemental Consolidated Information

Set forth in the tables below are the comparative summary consolidated results of operations and key financial measures for the three and nine-month periods ended September 30, 2005 and 2004:

Summary Results of Operations - Consolidated ($ in millions)	Three Months Ended September 30, 2005 (unaudited)	Three Months Ended September 30, 2004 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2004 (unaudited)
Net insurance premiums earned	$ 64.4	$ 60.8	$ 186.7	$ 174.2
Net investment income	3.0	2.1	8.1	6.1
Net realized gains (losses)	0.1	0.7	0.1	1.0
Other income	1.0	0.8	3.3	3.5
Total revenues	68.5	64.4	198.2	184.8
Net losses and loss adjustment expenses incurred	37.5	35.7	104.5	109.3
Underwriting, acquisition and operating expenses
Commissions	13.4	10.4	38.1	26.4
Other underwriting, acquisition and operating expenses	11.0	7.5	33.9	25.2
Total underwriting, acquisition and operating expenses	24.4	17.9	72.0	51.6
Interest expense	0.9	0.5	2.4	1.6
Total expenses	62.8	54.1	178.9	162.5
Income from continuing operations before income taxes	5.7	10.3	19.3	22.3
Income tax expense	2.8	4.8	7.6	9.0
Equity in earnings of unconsolidated foreign insurance company, net of income tax	1.4	0.4	2.9	2.1
Net income	$ 4.3	$ 5.9	$ 14.6	$ 15.4

Key Measures ($ in millions)	Three Months Ended September 30, 2005 (unaudited)	Three Months Ended September 30, 2004 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2004 (unaudited)
Gross written premiums	$ 137.6	$ 127.5	$ 375.3	$ 359.7
Net written premiums	73.4	65.4	203.6	183.5

Net ex-catastrophe loss ratio	50.8%	57.9%	49.5%	58.6%
Net catastrophe loss ratio	7.4%	0.9%	6.5%	4.1%
Net expense ratio	37.9%	29.4%	38.6%	29.6%
Net combined ratio	96.1%	88.2%	94.6%	92.3%

Supplemental Segment Information

Set forth in the tables below are comparative summary results of operations and key financial measures for the three and nine-month periods ended September 30, 2005 and 2004 for our four business segments, Independent Agents - Personal Lines, Independent Agents - Commercial Lines, Program Management and Insurance Services and Corporate.

Independent Agents - Personal Lines Segment
Results of Operations - Independent Agents - Personal Lines ($ in millions)	Three Months Ended September 30, 2005 (unaudited)	Three Months Ended September 30, 2004 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2004 (unaudited)
Net insurance premiums earned	$ 30.8	$ 31.2	$ 94.9	$ 92.1
Net investment income	1.1	1.1	3.3	3.1
Net realized gains (losses)	0.0	0.3	0.1	0.4
Total revenues	31.9	32.6	98.3	95.6
Net losses and loss adjustment expenses incurred	17.7	17.2	53.1	59.4
Underwriting, acquisition and operating expenses
Commissions	5.9	3.8	17.1	10.2
Other underwriting, acquisition and operating expenses	5.6	4.0	15.0	11.4
Total underwriting, acquisition and operating expenses	11.5	7.8	32.1	21.6
Total expenses	29.2	25.0	85.2	81.0
Income from continuing operations before income taxes	2.7	7.6	13.1	14.6
Income tax expense	1.5	3.4	5.2	5.9
Net income	$ 1.2	$ 4.2	$ 7.9	$ 8.7

Key Measures ($ in millions)	Three Months Ended September 30, 2005 (unaudited)	Three Months Ended September 30, 2004 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2004 (unaudited)
Gross written premiums	$ 38.1	$ 34.6	$ 105.5	$ 100.8
Net written premiums	34.1	33.5	97.7	95.6

Net ex-catastrophe loss ratio	43.8%	54.5%	44.4%	58.9%
Net catastrophe loss ratio	13.8%	0.5%	11.6%	5.6%
Net expense ratio	37.2%	25.1%	33.8%	23.5%
Net combined ratio	94.8%	80.1%	89.8%	88.0%

Independent Agents - Commercial Lines Segment
Results of Operations - Independent Agents - Commercial Lines ($ in millions)	Three Months Ended September 30, 2005 (unaudited)	Three Months Ended September 30, 2004 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2004 (unaudited)
Net insurance premiums earned	$ 16.3	$ 13.7	$ 49.7	$ 38.0
Net investment income	1.0	0.6	2.6	1.6
Net realized gains (losses)	0.0	0.2	0.0	0.3
Total revenues	17.3	14.5	52.3	39.9
Net losses and loss adjustment expenses incurred	11.6	14.1	32.3	31.9
Underwriting, acquisition and operating expenses
Commissions	3.4	1.3	9.4	3.7
Other underwriting, acquisition and operating expenses	3.5	2.4	10.9	7.4
Total underwriting, acquisition and operating expenses	6.9	3.7	20.3	11.1
Total expenses	18.5	17.8	52.6	43.0
Income (loss) from continuing operations before income taxes	(1.2)	(3.3)	(0.3)	(3.1)
Income tax expense (benefit)	(0.5)	(1.2)	(0.1)	(1.2)
Net income (loss)	$ (0.7)	$ (2.1)	$ (0.2)	$ (1.9)

Key Measures ($ in millions)	Three Months Ended September 30, 2005 (unaudited)	Three Months Ended September 30, 2004 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2004 (unaudited)
Gross written premiums	$ 21.5	$ 17.2	$ 62.4	$ 49.0
Net written premiums	17.8	15.7	53.6	41.9

Net ex-catastrophe loss ratio	68.1%	99.9%	62.8%	78.7%
Net catastrophe loss ratio	3.2%	3.0%	2.2%	5.3%
Net expense ratio	42.3%	27.5%	40.9%	29.3%
Net combined ratio	113.6%	130.4%	105.9%	113.3%

Program Management Segment
Results of Operations - Program Management ($ in millions)	Three Months Ended September 30, 2005 (unaudited)	Three Months Ended September 30, 2004 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2004 (unaudited)
Net insurance premiums earned	$ 15.6	$ 14.7	$ 37.1	$ 40.9
Net investment income	0.8	0.4	1.9	1.2
Net realized gains (losses)	0.0	0.1	0.0	0.2
Other income	0.5	0.5	1.8	2.2
Total revenues	16.9	15.7	40.8	44.5
Net losses and loss adjustment expenses incurred	8.1	4.4	19.1	18.0
Underwriting, acquisition and operating expenses
Commissions	4.2	5.3	11.6	12.4
Other underwriting, acquisition and operating expenses	1.4	1.5	4.3	5.0
Total underwriting, acquisition and operating expenses	5.6	6.8	15.9	17.4
Total expenses	13.7	11.2	35.0	35.4
Income from continuing operations before income taxes	3.2	4.5	5.8	9.1
Income tax expense	1.4	2.0	2.3	3.6
Net income	$ 1.8	$ 2.5	$ 3.5	$ 5.5
Key Measures ($ in millions)	Three Months Ended September 30, 2005 (unaudited)	Three Months Ended September 30, 2004 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2004 (unaudited)
Gross written premiums	$ 40.0	$ 42.4	$ 101.8	$ 122.0
Net written premiums	19.8	15.1	47.4	42.7

Net loss ratio	52.0%	30.2%	51.3%	44.0%
Net expense ratio	35.9%	46.2%	42.9%	42.5%
Net combined ratio	87.9%	76.4%	94.2%	86.5%

Insurance Services and Corporate Segment
Results of Operations - Insurance Services and Corporate ($ in millions)	Three Months Ended September 30, 2005 (unaudited)	Three Months Ended September 30, 2004 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2004 (unaudited)
Net insurance premiums earned	$ 1.7	$ 1.2	$ 4.9	$ 3.3
Net investment income	0.1	0.1	0.3	0.1
Net realized gains (losses)	0.0	0.0	0.0	0.0
Other income	0.5	0.2	1.6	1.3
Total revenues	2.3	1.5	6.8	4.7
Net losses and loss adjustment expenses incurred	0.0	0.0	0.0	0.0
Underwriting, acquisition and operating expenses
Commissions	0.0	0.0	0.0	0.0
Other underwriting, acquisition and operating expenses	0.4	(0.6)	3.7	1.4
Total underwriting, acquisition and operating expenses	0.4	(0.6)	3.7	1.4
Interest expense	0.9	0.6	2.4	1.6
Total expenses	1.3	0.0	6.1	3.0
Income (loss) from continuing operations before income taxes	1.0	1.5	0.7	1.7
Income tax expense (benefit)	0.4	0.6	0.2	0.7
Equity in earnings of unconsolidated foreign insurance company, net of income tax	1.4	0.4	2.9	2.1
Net income	$ 2.0	$ 1.3	$ 3.4	$ 3.1

Key Measure ($ in millions)	Three Months Ended September 30, 2005 (unaudited)	Three Months Ended September 30, 2004 (unaudited)	Nine Months Ended September 30, 2005 (unaudited)	Nine Months Ended September 30, 2004 (unaudited)
Gross written premiums	$ 38.0	$ 33.3	$ 105.6	$ 87.9

Conference Call

The Company will conduct a teleconference call to discuss information included in this news release and related matters at 8:00 a.m. CDT on Friday November 4, 2005. Investors may access the call telephonically by dialing (800) 573-4842 with pass code 29909317 approximately 10 minutes prior to the scheduled start time. International callers may access the call telephonically by dialing (617) 224-4327 with pass code 29909317. The conference call will be available for replay through November 11, 2005 by dialing (888) 286-8010 with the pass code 41852297. International callers may access the replay by dialing (617) 801-6888 with pass code 41852297. Additional information is available on our website at www.RepublicGroup.com.

Quiet Period

The Company observes a quiet period and will not comment on financial results or expectations during quiet periods. The quiet period for the third quarter started September 15, 2005 and will extend through November 7, 2005.

About Republic

Republic Companies Group, Inc. through a group of insurance companies and related entities provides personal and commercial property and casualty insurance products to individuals and small to medium-size businesses primarily in Texas, Louisiana, Oklahoma and New Mexico. This focus on a large, rapidly growing region allows Republic to participate in profitable underserved niche opportunities primarily in rural and small to medium-size metropolitan areas. We have written insurance in Texas consistently throughout our entire 102-year history and have developed deep market knowledge and a loyal network of independent agents and managing general agents who provide us with access to what we believe are among the most profitable clients and market segments. We are rated A- (Excellent) by A.M. Best Company, Inc. with a stable outlook. We completed our Initial Public Offering in early August 2005.

Precautionary Statement Regarding Forward-Looking Information

Some of the statements in this press release may include forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA), that reflect our current views with respect to future events and financial performance. These forward-looking statements, which may apply to us specifically or the insurance industry in general, are made pursuant to the safe harbor provisions of the PSLRA and include estimates and assumptions related to economic, competitive, regulatory, judicial, legislative and other developments. Statements that include the words "expect", "intend", "plan", "believe", "project", "estimate", "may", "should", "anticipate", "will" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to the following:

-

greater frequency or severity of claims and loss activity than our underwriting, reserving or investment practices anticipate based on historical experience or industry data, including activity resulting from natural or man-made catastrophic events or severe weather;

-	changes in general economic conditions, including inflation and other factors;
-	failure to adequately price our insurance policies and create sufficient reserves;
-	industry developments that centralize and commoditize insurance products to the detriment of agency distribution models;
-	lack of acceptance of our products and services, including new products and services;
-	decreased demand for our insurance products;
-	difficulty in expanding our book of business;
-	changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all;
-	the creditworthiness of our reinsurers or of the insurers for whom we provide fronting services;
-	the occurrence of one or more catastrophic events or a series of severe weather events in the concentrated geographic area where we focus our insurance underwriting;
-	loss of independent insurance agents to distribute our products;
-	failure of one or more of our MGAs to appropriately underwrite our products or administer claims;
-	inability to maintain our business relationship with our largest producing MGA;
-	loss of the services of any of our executive officers, underwriters or other key personnel;
-	decline of our A.M. Best Company, Inc. (A.M. Best) financial strength rating;
-	changes in rating agency policies or practices;
-	failure of any loss limitation method we employ;
-	changes in legal theories of liability under our insurance policies;
-

economic or regulatory developments in the States of Texas, Louisiana, Oklahoma, New Mexico or other states in which we operate, that adversely affect our financial condition and results of operations;

-	increased competition on the basis of pricing, capacity, coverage terms or other factors;
-	developments in the world's financial and capital markets that adversely affect the performance of our investments;
-	inability to obtain capital on acceptable terms;
-	changes in regulations, laws and accounting standards applicable to us or our subsidiaries, agents or customers;
-	increases in the amount of assessments we are required to pay;
-	the effect our holding company structure and regulatory constraints may have on our ongoing cash requirements and ability to pay dividends;
-	failure of our information technology systems;
-	the effects of future acquisitions on our business; and
-	difficulty in effecting a change of control of our company.

This list of factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our filings with the Securities and Exchange Commission (available at www.sec.gov). Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions otherwise prove to be incorrect, our actual results may vary materially from what we project. Any forward-looking statements you read in this news release reflect our views as of the date of this press release with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, financial condition, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

Media and Investor Contact

Michael E. Ditto, Esq.

Vice President, General Counsel and Secretary

972 788 6000